Exhibit 99.1

For Immediate Release

                            SPECTRUM CONTROL ACQUIRES
                         ADVANCED THERMAL PRODUCTS, INC.
                         -------------------------------

                        Expands Recently Created Sensors
                              and Controls Business

         Fairview, PA, July 17, 2006 --- Spectrum Control, Inc. (NASDAQ: SPEC), a leading designer and manufacturer of electronic control products and systems, announced today that it has acquired all of the outstanding common stock of Advanced Thermal Products, Inc. ("ATP"). ATP, based in St. Marys, Pennsylvania, designs and manufactures custom temperature sensors. The total purchase price of the acquisition was $9.3 million.

         Dick Southworth, Spectrum Control's President and Chief Executive Officer, commented, " With this acquisition, our second in the last nine months and fifth in the last two and a half years, we continue to execute our strategic plan of product expansion and market diversification. ATP manufactures a broad line of custom products including temperature sensing probes and assemblies, positive and negative temperature coefficient ("PTC " and " NTC ") thermistors, and resistance temperature detectors ("RTD ") sensors and related assemblies. These products are used in numerous applications within the heating and air conditioning industry, consumer electronics, energy management, food service, and electronic controls market. Based upon current market conditions and customer order rates, we expect ATP product sales to be approximately $8 million during the next twelve months."

         Mr. Southworth, continued, " Combined with our acquisition last October of JDK Controls, Inc. (a designer and manufacturer of custom positioning sensors), the addition of ATP strengthens and expands our recently created Sensors and Controls business segment. With our goal of dynamic growth for Spectrum Control, we will continue to seek synergistic acquisitions like ATP to further expand our product offerings and end-markets," he concluded.

FORWARD-LOOKING INFORMATION

         This release contains statements concerning future sales of Advanced Thermal Products, Inc. These forward-looking statements are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on current expectations and are subject to certain risks, uncertainties and assumptions. Factors that could cause results to differ from the Company's expectations include the ability of Spectrum Control to successfully integrate the acquired business with its existing operations and other factors generally affecting the Company's businesses. For factors generally affecting Spectrum Control's businesses, please see the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that have been filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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ABOUT SPECTRUM CONTROL

         Spectrum Control is a leading designer and manufacturer of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military/aerospace and telecommunications equipment, with applications in secure communications, smart weapons and munitions, missile defense systems, avionic upgrades, wireless base stations, broadband switching equipment, and global positioning systems. Automotive represents an emerging market for the Company's products, with significant applications in DC motors, telematics, and electronic safety controls. Other markets for the Company's products include medical instrumentation, industrial equipment, computers, and storage devices.

         For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

         CORPORATE HEADQUARTERS           INVESTOR RELATIONS
         ----------------------------     --------------------------------------
         8031 Avonia Road                 John P. Freeman, Senior Vice President
         Fairview, PA  16415              and Chief Financial Officer
         Phone: 814/474/2207              Spectrum Control, Inc.
         Fax:   814/474/2208              Phone:   814/474/4310